UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
February 6, 2024

NUTANIX, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-37883	27-0989767
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1740 Technology Drive, Suite 150
San Jose, California 95110
(Address of principal executive offices, including zip code)

(408) 216-8360
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.000025 par value per share	NTNX	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On February 6, 2024, Tyler Wall, Chief Legal Officer of Nutanix, Inc. (the “Company”), notified the Company of his decision to retire as Chief Legal Officer. Mr. Wall has served as the Company’s Chief Legal Officer since 2017, and the Company would like to thank Mr. Wall for his dedicated service and contributions to the Company.
In connection with his planned retirement, the Company entered into a transition agreement with Mr. Wall on February 7, 2024 (the “Transition Agreement”). Pursuant to the Transition Agreement, Mr. Wall has agreed to continue employment with the Company through June 30, 2024 (the “Transition Period”) and, during the Transition Period, will continue to receive his regular base salary, continue to vest in all outstanding equity awards according to their terms, and continue to be eligible to participate in all then-available Company benefit plans at the same level. In connection with the Transition Agreement, following the end of the Transition Period, Mr. Wall will receive a severance payment of $1.35 million and COBRA payments for 12 months. In connection with Mr. Wall’s transition, the Company has initiated a search for a successor.
The foregoing description of the Transition Agreement does not purport to be complete and is qualified in its entirety by reference to the Transition Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2024.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
NUTANIX, INC.

Date: February 8, 2024	By:	/s/ Rukmini Sivaraman
Rukmini Sivaraman
Chief Financial Officer